Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-266017) and Form S-3 (No. 333-263855) of our report dated March 31, 2023 relating to the financial statements of Greenwich Lifesciences, Inc. (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the years ended December 31, 2022 and 2021.

www.malonebailey.com

Houston, Texas

March 31, 2023